EXHIBIT 2.1 - AGREEMENT & PLAN OF MERGER AND REORGANIZATION















-------------------------------------------------------------------------------



                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION




                          DATED AS OF NOVEMBER 25, 2003

                                      AMONG

                                     K2 INC.

                               FOTOBALL USA, INC.

                                       AND

                           BOCA ACQUISITION SUB, INC.



-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE 1  THE OFFER.............................................................................................2
         Section 1.1.         The Offer..........................................................................2
         Section 1.2.         Company Actions....................................................................5
         Section 1.3.         Stockholder Approval...............................................................7
         Section 1.4.         Top-Up Option......................................................................7

ARTICLE 2  THE MERGER............................................................................................9
         Section 2.1.         The Merger.........................................................................9
         Section 2.2.         Effective Time.....................................................................9
         Section 2.3.         Closing of the Merger..............................................................9
         Section 2.4.         Effects of the Merger.............................................................10
         Section 2.5.         Certificate of Incorporation and Bylaws...........................................10
         Section 2.6.         Directors.........................................................................10
         Section 2.7.         Officers..........................................................................10
         Section 2.8.         Conversion of Shares..............................................................10
         Section 2.9.         Dissenters and Appraisal Rights...................................................11
         Section 2.10.        Exchange of Certificates..........................................................11
         Section 2.11.        Stock Options.....................................................................13
         Section 2.12.        Plan of Reorganization............................................................14

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................15
         Section 3.1.         Organization and Qualification; Subsidiaries; Investments.........................15
         Section 3.2.         Capitalization of the Company and Subsidiaries....................................15
         Section 3.3.         Authority Relative to this Agreement; Recommendation..............................17
         Section 3.4.         SEC Reports; Financial Statements.................................................17
         Section 3.5.         Information Supplied..............................................................18
         Section 3.6.         Consents and Approvals; No Violations.............................................18
         Section 3.7.         No Default........................................................................19
         Section 3.8.         No Undisclosed Liabilities; Absence of Changes....................................19
         Section 3.9.         Litigation........................................................................19
         Section 3.10.        Compliance with Applicable Law....................................................20
         Section 3.11.        Employee Benefit Plans; Labor Matters.............................................20
         Section 3.12.        Environmental Laws and Regulations................................................23
         Section 3.13.        Taxes.............................................................................24
         Section 3.14.        Intellectual Property.............................................................26
         Section 3.15.        Material Contracts................................................................29
         Section 3.16.        Title to Properties; Absence of Liens and Encumbrances............................31
         Section 3.17.        Off Balance Sheet Liabilities.....................................................31
         Section 3.18.        Promotions and Selling Arrangements...............................................31
         Section 3.19.        Tax Treatment.....................................................................32


                                       i




                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                                               Page
                                                                                                               ----
         Section 3.20.        Affiliates........................................................................32
         Section 3.21.        Suppliers and Customers...........................................................32
         Section 3.22.        Opinion of Financial Adviser......................................................32
         Section 3.23.        Brokers...........................................................................32
         Section 3.24.        Interested Party Transactions.....................................................32
         Section 3.25.        Takeover Statutes.................................................................32

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.............................................33
         Section 4.1.         Organization......................................................................33
         Section 4.2.         Capitalization of Parent and its Subsidiaries.....................................34
         Section 4.3.         Authority Relative to this Agreement..............................................34
         Section 4.4.         SEC Reports; Financial Statements.................................................35
         Section 4.5.         Information Supplied..............................................................35
         Section 4.6.         Consents and Approvals; No Violations.............................................36
         Section 4.7.         No Default........................................................................36
         Section 4.8.         No Undisclosed Liabilities; Absence of Changes....................................36
         Section 4.9.         Litigation........................................................................37
         Section 4.10.        Compliance with Applicable Law....................................................37
         Section 4.11.        Brokers...........................................................................38
         Section 4.12.        No Prior Activities of Acquisition................................................38
         Section 4.13.        Tax Treatment.....................................................................38

ARTICLE 5  COVENANTS............................................................................................38
         Section 5.1.         Conduct of Business of the Company................................................38
         Section 5.2.         Conduct of Business of Parent.....................................................41
         Section 5.3.         Preparation of S-4................................................................43
         Section 5.4.         Other Potential Acquirers.........................................................44
         Section 5.5.         Stock Exchange Listing............................................................46
         Section 5.6.         Access to Information.............................................................46
         Section 5.7.         Certain Filings; Reasonable Efforts...............................................48
         Section 5.8.         Public Announcements..............................................................48
         Section 5.9.         Indemnification and Directors' and Officers' Insurance............................48
         Section 5.10.        Notification of Certain Matters...................................................50
         Section 5.11.        Affiliates........................................................................50
         Section 5.12.        Employee Stock Option Plans.......................................................50
         Section 5.13.        Tax-Free Reorganization...........................................................50
         Section 5.14.        Takeover Statutes.................................................................50

ARTICLE 6  CONDITIONS TO CONSUMMATION OF THE MERGER.............................................................51
         Section 6.1.         Conditions to Each Party's Obligations to Effect the Merger.......................51


                                       ii





                                TABLE OF CONTENTS
                                   (CONTINUED)



                                                                                                               Page
                                                                                                               ----
ARTICLE 7  TERMINATION; AMENDMENT; WAIVER.......................................................................51
         Section 7.1.         Termination.......................................................................51
         Section 7.2.         Effect of Termination.............................................................53
         Section 7.3.         Fees and Expenses.................................................................53
         Section 7.4.         Amendment.........................................................................54
         Section 7.5.         Extension; Waiver.................................................................54

ARTICLE 8  MISCELLANEOUS........................................................................................55
         Section 8.1.         Nonsurvival of Representations and Warranties.....................................55
         Section 8.2.         Entire Agreement; Assignment......................................................55
         Section 8.3.         Validity..........................................................................55
         Section 8.4.         Notices...........................................................................55
         Section 8.5.         Governing Law.....................................................................56
         Section 8.6.         Descriptive Headings; Section References..........................................56
         Section 8.7.         Parties in Interest...............................................................56
         Section 8.8.         Certain Definitions...............................................................56
         Section 8.9.         No Personal Liability.............................................................57
         Section 8.10.        Specific Performance..............................................................57
         Section 8.11.        Counterparts......................................................................58
         Section 8.12.        Rules of Construction.............................................................58
         Section 8.13.        Waiver of Jury Trial..............................................................58

ANNEX A  CONDITIONS TO THE OFFER.................................................................................1



                                TABLE OF EXHIBITS*



Exhibit A..................Form of Certificate of Merger
Exhibit B..................Form of Company Affiliate Letter
Exhibit C..................Initial Officers of Surviving Company
Exhibit D..................Exchange Agreement
Exhibit E .................Required Consents/Amendments to Agreements

* Copies of the exhibits will be furnished to the Commission upon its request.

                             TABLE OF DEFINED TERMS

Cross-Reference
Term..........................................................  in Agreement  .................................Page
----                                                          ----------------                                 ----
Acquisition ..................................................Preamble............................................1
affiliate.....................................................Section 8.8(a).....................................56
Agreement ....................................................Preamble............................................1
business day .................................................Section 8.8(b).....................................56
capital stock ................................................Section 8.8(c).....................................56
Certificate of Merger ........................................Section 2.2.........................................9
Certificates .................................................Section 2.10(b)....................................12
Closing Date .................................................Section 2.3.........................................9
Closing ......................................................Section 2.3.........................................9
Code .........................................................Preamble............................................1
Company 368 ..................................................Opinion Annex A.....................................1
Company Acquisition ..........................................Section 7.3(a).....................................54
Company Affiliates ...........................................Section 5.11(a)....................................50
Company Board ................................................Section 1.2(a)......................................5
Company Common Stock .........................................Preamble............................................1
Company Financial Adviser ....................................Section 3.22.......................................32
Company Intellectual Property ................................Section 3.14(b)....................................27
Company Permits ..............................................Section 3.10.......................................20
Company Plans ................................................Section 2.11(a)....................................14
Company ......................................................Preamble............................................1
Company Preferred Stock ......................................Section 3.2(a).....................................15
Company Right ................................................Section 3.2(a).....................................15
Company SEC Reports ..........................................Section 3.4(a).....................................17
Company Securities ...........................................Section 3.2(a).....................................16
Company Stock Option(s) ......................................Section 2.11(a)....................................13
Company Stockholder Approval .................................Section 3.3(a).....................................17
Confidentiality Agreements ...................................Section 5.6(c).....................................47
Contract .....................................................Section 3.15(a)....................................29
Copyrights ...................................................Section 3.14(a)....................................26
Debentures ...................................................Section 4.2(a).....................................34
DGCL .........................................................Preamble............................................1
Disclosure Letter ............................................Article 3..........................................14
Dissenting Shares ............................................Section 2.9........................................11
Effective Time ...............................................Section 2.2.........................................9
Employee Plans ...............................................Section 3.11(a)....................................20
Environmental Claim ..........................................Section 3.12(b)....................................24
Environmental Laws ...........................................Section 3.12(b)....................................24
ERISA Affiliate ..............................................Section 3.11(a)....................................20
ERISA ........................................................Section 3.11(a)....................................20
Exchange Act .................................................Section 1.1(a)......................................2


                                       iv



                             TABLE OF DEFINED TERMS
                                   (CONTINUED)


Exchange Agent ...............................................Section 2.10(a)....................................11
Exchange Agreement ...........................................Section 7.1(d).....................................53
Exchange Fund ................................................Section 2.10(a)....................................11
Exchange Ratio ...............................................Section 2.8(b).....................................11
Expiration Date ..............................................Section 1.1(b)......................................3
Final Date ...................................................Section 7.1(b).....................................52
Financial Statements .........................................Section 3.4(a).....................................17
Fully-Diluted Shares .........................................Section 1.1(b)......................................2
GAAP .........................................................Section 3.1(b).....................................15
Governmental Entity ..........................................Section 3.6........................................18
GUST .........................................................Section 3.11(i)....................................23
Hazardous Substances .........................................Section 3.12(b)....................................24
Inbound License Agreements ...................................Section 3.14(g)....................................28
incentive stock options ......................................Section 2.11(a)....................................14
include or including .........................................Section 8.8(e).....................................57
Indemnified Liabilities ......................................Section 5.9(a).....................................49
Indemnified Persons ..........................................Section 5.9(a).....................................48
Initial Expiration Date ......................................Section 1.1(b)......................................3
Insured Parties ..............................................Section 5.9(c).....................................49
Intellectual Property ........................................Section 3.14(a)....................................26
IRS ..........................................................Section 3.11(a)....................................20
ISOs .........................................................Section 2.11(a)....................................14
knowledge or known ...........................................Section 8.8(d).....................................57
Lien .........................................................Section 8.8(f).....................................57
M&P Plan .....................................................Section 3.11(i)....................................22
Marks ........................................................Section 3.14(a)....................................26
Material Adverse Effect on Parent ............................Section 4.1(b).....................................33
Material Adverse Effect on the Company .......................Section 3.1(b).....................................15
Material Contract(s) .........................................Section 3.15(a)....................................29
Merger Consideration .........................................Section 2.8(a).....................................10
Merger .......................................................Preamble............................................1
Minimum Condition ............................................Section 1.1(b)......................................2
Miscellaneous Rights .........................................Section 3.14(a)....................................27
Multiemployer Plan ...........................................Section 3.11(f)....................................22
Multiple Employer Plan .......................................Section 3.11(f)....................................22
Notice of Superior Proposal ..................................Section 5.4(d).....................................45
NYSE .........................................................Section 1.1(d)......................................4
Offer Consideration ..........................................Preamble............................................1
Offer Documents ..............................................Section 1.1(f)......................................4
Offer ........................................................Preamble............................................1
Parent 368 Opinion ...........................................Annex A.............................................1
Parent Board .................................................Section 3.3(a).....................................34
Parent Common Stock ..........................................Preamble............................................1
Parent Disclosure Letter .....................................Article 4..........................................33
Parent Financial Statements ..................................Section 4.4........................................35


                                       v



                             TABLE OF DEFINED TERMS
                                   (CONTINUED)


Parent Permits ...............................................Section 4.10.......................................37
Parent .......................................................Preamble............................................1
Parent Right .................................................Section 4.2(a).....................................34
Parent SEC Reports ...........................................Section 4.4........................................35
Parent Securities ............................................Section 4.2(a).....................................34
Parent Senior Convertible Notes ..............................Section 4.2(a).....................................34
Patents ......................................................Section 3.14(a)....................................26
Permitted Liens ..............................................Section 3.16(a)....................................31
person .......................................................Section 8.8(g).....................................57
Prospectus ...................................................Section 1.1(f)......................................4
Proxy Statement ..............................................Section 1.3(a)......................................7
S-4 ..........................................................Section 1.1(f)......................................4
Schedule 14D-9 ...............................................Section 1.2(b)......................................5
Schedule TO ..................................................Section 1.1(f)......................................4
SEC ..........................................................Section 1.1(b)......................................3
Securities Act ...............................................Section 1.1(f)......................................4
Shares .......................................................Preamble............................................1
Special Committee ............................................Preamble............................................1
Stockholders Meeting .........................................Section 1.3(b)......................................7
Superior Proposal ............................................Section 5.4(a).....................................44
Surviving Company ............................................Section 2.1.........................................9
Tax or Taxes .................................................Section 3.13(a)(i).................................24
Tax Return ...................................................Section 3.13(a)(ii)................................24
Termination Fee ..............................................Section 7.3(a)(ii).................................54
Third Party Acquisition ......................................Section 5.4(a).....................................44
Third Party ..................................................Section 5.4(a).....................................44
Top-Up Closing ...............................................Section 1.4(c)......................................8
Top-Up Exercise Event ........................................Section 1.4(b)......................................8
Top-Up Exercise Notice .......................................Section 1.4(c)......................................8
Top-Up Notice Date ...........................................Section 1.4(c)......................................8
Top-Up Option ................................................Section 1.4(a)......................................7
Top-Up Option Shares .........................................Section 1.4(a)......................................7
Top-Up Termination Date ......................................Section 1.4(b)......................................8
Trade Secrets ................................................Section 3.14(a)....................................26

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "AGREEMENT"), dated as of November 25, 2003, is by and among FOTOBALL USA, INC., a Delaware corporation (the "COMPANY"), K2 INC., a Delaware corporation ("PARENT"), and BOCA ACQUISITION SUB, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("ACQUISITION").

                                    RECITALS

         WHEREAS, the Boards of Directors of the Company (on the unanimous recommendation of a special committee of the independent directors of the Company (the "SPECIAL COMMITTEE")), Parent and Acquisition have each determined that the acquisition of the Company by Parent is advisable to and fair and in the best interests of their respective corporations and stockholders;

         WHEREAS, in furtherance thereof, it is proposed that such acquisition be accomplished by (a) Parent commencing an exchange offer to acquire all of the shares of common stock, $.01 par value, of the Company ("COMPANY COMMON STOCK") issued and outstanding (each, a "SHARE" and, collectively, the "SHARES") pursuant to which each Share validly tendered and not properly withdrawn would be exchanged for a number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent, together with the associated Parent Rights (as defined below) ("PARENT COMMON STOCK") equal to the Exchange Ratio (as defined below) (such amount of shares, or any greater amount of shares, of Parent Common Stock paid per Share pursuant to the Offer, the "OFFER CONSIDERATION"), on the terms and subject to the conditions provided for in this Agreement (such exchange offer, as it may be amended from time to time as permitted by this Agreement, the "OFFER") and (b) following the consummation of the Offer, the merger of Acquisition with and into the Company, with the Company being the surviving corporation, in accordance with the Delaware General Corporation Law (the "DGCL"), pursuant to which Shares (other than certain shares as provided in Section 2.8 hereof) will be converted into the right to receive the Merger Consideration (as defined below) on the terms and subject to the conditions provided for in this Agreement (the "MERGER");

         WHEREAS, the Boards of Directors of the Company (on the unanimous recommendation of the Special Committee), Parent (on its own behalf and as the sole stockholder of Acquisition) and Acquisition have each adopted this Agreement and approved the Merger and the Offer upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, for U.S. Federal income tax purposes it is intended that the Offer and the Merger together qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder, and that this Agreement constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                    ARTICLE 1

                                    THE OFFER

         Section 1.1. The Offer.

                  (a) Provided that (i) none of the events or circumstances set forth in clauses (i) through (vi) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Parent) and (ii) the Company shall have complied with its obligations under Section 1.2 hereof, Parent shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than ten (10) business days after the date hereof.

                  (b) The obligation of Parent to accept for exchange, and to exchange the Offer Consideration for, Shares tendered pursuant to the Offer shall be subject only (i) to the satisfaction of the condition (the "MINIMUM CONDITION") that, at the expiration of the Offer, there be validly tendered in accordance with the terms of the Offer (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn that number of Shares which represents more than 50% of (A) Shares then outstanding, plus
(B) shares of Company Common Stock which the Company may be required to issue pursuant to Company Stock Options (as defined below) outstanding on the date hereof with an exercise or conversion price on the date hereof of less than $4.37 and which do not terminate upon consummation of the Offer under Company Plans or otherwise, to the extent such Company Stock Options would be vested or exercisable as of the date which is ninety (90) days after the scheduled Expiration Date (as defined below) (the "FULLY-DILUTED SHARES") and (ii) to the satisfaction (or, except to the extent limited below, waiver by Parent) of the other conditions set forth in Annex A hereto. Parent expressly reserves the right to waive any of such conditions (other than the Minimum Condition and the conditions set forth in (1) clauses (a), (b), (c) and (d) of the second paragraph of Annex A hereto, (2) clause (i)(A) of Annex A hereto or (3) clause
(ii) of Annex A hereto (solely to the extent such clause relates to clause
(i)(A)), to increase the consideration per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the Exchange Ratio for the Offer from that set forth herein, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares sought to be acquired in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition, modifies or amends any of the conditions set forth in Annex A hereto (although such conditions may be waived as provided herein), makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the expiration date of the Offer. Notwithstanding the foregoing, Parent may (A) extend the Offer beyond the initial scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer (the "INITIAL EXPIRATION DATE" or, as extended pursuant hereto, the "EXPIRATION DATE"), or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Parent's obligation to accept for exchange, and to exchange the Offer Consideration for, Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived, subject, however, to the parties' respective rights to terminate this Agreement pursuant to Section 7.1, (B) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer subject, however, to the parties' respective rights to terminate this Agreement pursuant to Section 7.1 and (C) extend the Offer as permitted by the last sentence of Section 5.4(d). Each extension of the Offer pursuant to clause (A) of the preceding sentence shall not exceed the lesser of ten business days (or such longer period as the Company and Parent may agree in writing in any particular instance) or such fewer number of days that Parent reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. In addition, if, at the Expiration Date, all of the conditions to the Offer have been satisfied (or, to the extent permitted by this Agreement, waived by Parent) but the number of Shares validly tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares then outstanding, without the consent of the Company, Parent shall have the right (subject to applicable law) to provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange
Act) for up to 20 business days after Parent's acceptance for exchange of the Shares then tendered and not withdrawn pursuant to the Offer, in which event Parent shall (1) give the required notice of such subsequent offering period and
(2) immediately accept for exchange, and promptly exchange the Offer Consideration for, all Shares tendered and not withdrawn as of such Expiration Date. Subject to the provisions of Section 7.1, if the Minimum Condition has been satisfied, but the other conditions set forth in Annex A are not satisfied or, to the extent permitted hereby, waived by Parent and Acquisition as of the date the Offer would otherwise have expired, then, except to the extent that such conditions are incapable of being satisfied, at the request of the Company, Parent will extend the Offer for a period not to exceed ten (10) business days; provided, that Parent will continue to extend the Offer beyond such ten (10) business day extension period solely to the extent that, at the expiration of such extension period, all conditions set forth in Annex A, other than one or more of the conditions contained in clauses (b) or (c) of the second paragraph of Annex A, have been satisfied or, to the extent permitted hereby, waived by Parent and Acquisition, and such conditions contained in clauses (b) and (c) of the second paragraph of Annex A remain capable of being satisfied; provided further that, in no event shall the foregoing require the Parent to extend the Offer beyond the Final Date (as hereinafter defined).

                  (c) Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of the Expiration Date, Parent shall accept for exchange, and exchange the Offer Consideration (subject to any required withholding of taxes) for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable law.

                  (d) No fractions of a share of Parent Common Stock shall be issued in connection with the Offer, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would have been received by such stockholder) shall, upon surrender of his or her Certificate or Certificates (as defined below), be entitled to receive an amount of cash (without interest) determined by multiplying (i) the closing price of a share of Parent Common Stock on the New York Stock Exchange (the "NYSE") (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) on the first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer by
(ii) the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

                  (e) The Company agrees that no Shares held by the Company will be tendered to Parent pursuant to the Offer.

                  (f) As promptly as practicable on the date of commencement of the Offer, Parent shall file with the SEC (i) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "SCHEDULE TO") and (ii) a registration statement on Form S-4 to register, under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with all amendments, supplements and exhibits thereto, the "S-4"). The S-4 shall include a prospectus (the "PROSPECTUS") containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. The Schedule TO shall include or contain as an exhibit an offer to exchange and form of the related letter of transmittal and all other ancillary Offer documents (collectively with the Prospectus, and together with all amendments, supplements and exhibits thereto and to the Prospectus, the "OFFER DOCUMENTS"). Parent shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Company shall provide Parent with such information with respect to the Company and its directors, officers, advisors and affiliates as shall be required to be included in the Offer Documents and the S-4. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares. In addition, Parent agrees to provide the Company and its counsel with any comments, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide the Company with copies of all such responses, whether written or oral. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Offer Documents will be made by Parent without providing the Company and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers, advisors or directors, should become known by the Company or Parent, or the Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in an amendment or supplement to either the Offer Documents or the Schedule 14D-9 or the Proxy Statement, as the case may be, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, the Company and Parent shall cooperate to cause an appropriate amendment or supplement to the applicable SEC filings disclosing such information promptly to be filed with the SEC and disseminated to the stockholders of the Company.

                  (g) Notwithstanding anything herein to the contrary, Parent, the Company or Exchange Agent may withhold Offer Consideration as they reasonably deem necessary to satisfy their withholding obligations under applicable law, and the withholding of any such Offer Consideration for such purpose shall be treated as the payment thereof to the person from whom such amount was withheld for purposes of determining whether such person received amounts to which such person is entitled hereunder.

         Section 1.2. Company Actions.

                  (a) The Company hereby represents and warrants that the Board of Directors of the Company (the "COMPANY BOARD"), at a meeting duly called and held, on the unanimous recommendation of the Special Committee, has
(i) adopted this Agreement and approved the Offer and the Merger and (ii) resolved (subject to Section 5.4 hereof) to recommend that holders of Shares accept the Offer and tender their Shares to Parent pursuant thereto. Subject to
Section 5.4(d), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the immediately preceding sentence.

                  (b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "SCHEDULE 14D-9") which shall contain the recommendation of the Board of Directors of the Company referred to in Section 1.2(a). The Company shall cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. Parent shall provide the Company with such information with respect to Parent, Acquisition and their respective directors, officers and affiliates as shall be required to be included in the Schedule 14D-9 or any information statement required by Rule 14f-1 promulgated under the Exchange Act. The Company, on the one hand, and Parent, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to provide Parent with copies of all responses to such comments, whether written or oral. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Schedule 14D-9 will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

                  (c) The Company agrees (i) to promptly upon Parent's request provide all information about the Company required to be disclosed in the Offer Documents, (ii) to promptly deliver to Parent a duly executed consent of the Company's accountants to allow Parent to include in the S-4 the Company's financial statements and such accountants' report thereon, (iii) that all information provided by the Company for inclusion or incorporation by reference in the Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iv) to promptly correct any information provided by the Company for the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.

                  (d) The Company shall promptly furnish Parent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Parent with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, except for such steps as are necessary to disseminate the Offer Documents and provided there shall not have occurred a breach by the Company of any of its covenants or obligations to be performed under this Agreement resulting in a termination of this Agreement, Parent shall, until the Closing, hold in confidence any information provided pursuant to this
Section 1.2(d), use such information solely in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with the terms hereof, promptly return to the Company all copies of such information then in its possession or under its control.

         Section 1.3. Stockholder Approval.

                  (a) As promptly as practicable following the acquisition of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors or Special Committee, shall, in accordance with applicable law and the Company's Certificate of Incorporation and by-laws, in conjunction with Parent, prepare and file with the SEC a proxy statement (the "PROXY STATEMENT") relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. The Company shall provide to Parent and its counsel a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC. In addition, the Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Proxy Statement will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon. Parent shall provide the Company with such information with respect to Parent and its directors and officers as shall be required to be included in the Proxy Statement.

                  (b) As promptly as practicable following the SEC's review of the preliminary Proxy Statement, the Company, acting through its Board of Directors or Special Committee, shall duly call, give notice of, convene and hold a meeting of the Company's stockholders (the "STOCKHOLDERS MEETING") for the purpose of approving the Merger and the adoption of this Agreement and recommend that the Company's stockholders vote in favor of such approval and adoption. At the Stockholders Meeting, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Acquisition or any of their respective subsidiaries and affiliates in favor of such approval and adoption.

                  (c) Notwithstanding the foregoing, in the event that Parent and its subsidiaries shall acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall, subject to Article 6 hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, in accordance with Section 253 of the DGCL.

         Section 1.4. Top-Up Option.

                  (a) Subject to the terms and conditions herein, the Company hereby grants to Parent an irrevocable option (the "TOP-UP OPTION") to purchase up to that number of shares of Company Common Stock (the "TOP-UP OPTION SHARES") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock collectively owned by Parent, Acquisition and any of their respective affiliates immediately following consummation of the Offer, shall constitute at least 90% of Fully Diluted Shares (assuming the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Offer Consideration, payable in shares of Parent Common Stock or cash or a demand note in an amount equal to the value of the Offer Consideration. The Top-Up Option may be exercised by Parent if and to the extent that the exercise of such option would not prevent the Offer and the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                  (b) Parent may, at its election, exercise the Top-Up Option, whether in whole or in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the occurrence of a Top-Up Termination Event (as defined below). For the purposes hereof, a "TOP-UP EXERCISE EVENT" shall occur upon Parent's acceptance for payment pursuant to the Offer (including, without limitation, any subsequent offering that Parent may elect to extend pursuant to the terms and conditions of this Agreement) of Shares constituting, together with Shares owned directly or indirectly by any other affiliates of Parent, less than 90% of the Fully-Diluted Shares, but only if (i) the issuance of the Top-Up Option Shares pursuant thereto would not require the approval of the stockholders of the Company under NASDAQ rules and regulations or NASDAQ has granted a waiver from any such rule or regulation that is reasonably acceptable to the parties hereto, (ii) there is no other applicable law, rule or regulation that would require the approval of the Company's stockholders for the issuance of the Top-Up Shares or any such approval shall have been waived and (iii) the Top-Up Option Shares and any Parent Common Stock to be issued in connection with the exercise of the Top-Up Option may be issued pursuant to a valid exemption from the registration requirements of the Securities Act or any state securities laws. Upon and after the request of Parent, the Company will use its reasonable best efforts (but without the payment of any money) to obtain such a waiver from NASDAQ as promptly as possible after any such request. For the purposes hereof, the "TOP-UP TERMINATION DATE" shall occur upon the earliest to occur of (A) the Effective Time, (B) the termination of this Agreement, (C) the date that is ten business days after the occurrence of a Top-Up Exercise Event, unless the Top-Up Option has been previously exercised in accordance with the terms and conditions hereof and (D) the date that is ten business days after the Top-Up Notice Date (as defined below), unless the Top-Up Closing shall have previously occurred.

                  (c) If Parent wishes to exercise the Top-Up Option, Parent shall send to the Company a written notice (a "TOP-UP EXERCISE NOTICE," and the date of receipt of which notice is referred to herein as the "TOP-UP NOTICE DATE"), specifying the place for the closing of the purchase and sale of shares of Company Common Stock pursuant to the Top-Up Option (the "TOP-UP CLOSING") and a date not earlier than one business day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

                  (d) At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Parent a certificate or certificates evidencing the applicable number of Top-Up Option Shares; provided that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise and (ii) Parent shall purchase each Top-Up Option Share from the Company for the Offer Consideration. Payment by Parent of the purchase price for the Top-Up Option Shares may be made, at Parent's option, by delivery of (A) immediately available funds by wire transfer to an account designated by the Company and/or (B) shares of Parent Common Stock.

                  (e) Upon the delivery by Parent to the Company of the Top-Up Exercise Notice, and the tender of the consideration described in Section 1.4(d), Parent shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Parent or the Company shall have failed or refused to designate the bank account described in
Section 1.4(d).

                  (f) Parent shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.4.

                  (g) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required, including a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                    ARTICLE 2

                                   THE MERGER

         Section 2.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING COMPANY") and the separate corporate existence of Acquisition shall cease.

         Section 2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger substantially in the form of Exhibit A (the "CERTIFICATE OF MERGER") shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "EFFECTIVE TIME").

         Section 2.3. Closing of the Merger. The closing of the Merger (the "CLOSING") will take place at a time and on a date (the "CLOSING DATE") to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 6, at the offices of Gibson, Dunn & Crutcher LLP, 333 S. Grand Avenue, Los

Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

         Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Company.

         Section 2.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Company shall be amended as necessary to read the same as the Certificate of Incorporation of Acquisition in effect at the Effective Time until amended in accordance with applicable law; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety to read as following: "The name of the corporation is Fotoball USA, Inc." The bylaws of the Surviving Company shall be amended as necessary to read the same as the bylaws of Acquisition in effect at the Effective Time until amended in accordance with applicable law.

         Section 2.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such director's successor is duly elected or appointed and qualified.

         Section 2.7. Officers. The initial officers of the Surviving Company at the Effective Time shall be as listed on Exhibit C, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such officer's successor is duly elected or appointed and qualified.

         Section 2.8. Conversion of Shares.

                  (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury, (ii) Shares held by Parent or Acquisition or (iii) the Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.10(f)) (collectively, the "MERGER CONSIDERATION"). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock shall include the associated Parent Rights (as defined below). Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  (b) The "EXCHANGE RATIO" shall be 0.2757.

                  (c) At the Effective Time, each outstanding share of the common stock, $0.01 par value per share, of Acquisition shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Company.

                  (d) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

         Section 2.9. Dissenters and Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available under
Section 262 of the DGCL in respect of the Merger, then Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have demanded and perfected their demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "DISSENTING SHARES"), shall not be converted as described in Section 2.8 hereof, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.8, into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any payment made to the holders of Dissenting Shares shall be made in a manner that is consistent with the representations pertaining thereto, if any, underlying the Parent 368 Opinion (as defined in Annex A) and the Company 368 Opinion (as defined in Annex A). Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.8 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

         Section 2.10. Exchange of Certificates.

                  (a) Prior to the Effective Time, as required by subsections
(b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition and reasonably satisfactory to the Company (the "EXCHANGE AGENT") for the benefit of the holders of Shares for exchange in accordance with this Article 2:
(i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 2.8 and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "EXCHANGE FUND"), in exchange for outstanding Shares.

                  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.10.

                  (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.10(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

                  (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.10(c) or 2.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article 2.

                  (f) No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price of a share of Parent Common Stock on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) on the date of the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

                  (g) Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the one year anniversary the Effective Time shall be delivered to Parent upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

                  (h) Neither Parent nor the Company shall be liable to any holder of Shares for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to and as required by any applicable abandoned property, escheat or similar law.

                  (i) Notwithstanding anything herein to the contrary, Parent or Exchange Agent may withhold Merger Consideration as they reasonably deem necessary to satisfy their withholding obligations under applicable law, and the withholding of any such Merger Consideration for such purpose shall be treated as the payment thereof to the person from whom such amount was withheld for purposes of determining whether such person received amounts to which such person is entitled hereunder.

         Section 2.11. Stock Options.

                  (a) At the Effective Time, each outstanding option to purchase Shares (each "COMPANY STOCK OPTION" and, collectively, "COMPANY STOCK OPTIONS") issued pursuant to the Company's 1998 Stock Option Plan or any other agreement or arrangement, whether vested or unvested, shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with this Section 2.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the "COMPANY PLANS." At the Effective Time, each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions (but taking into account any changes thereto, including any acceleration in the vesting or exercisability of such option by reason of this Agreement or the Merger or the transactions or matters contemplated by this Agreement provided for in such option or the applicable plan with respect thereto) as were applicable to such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share, at a price per share of Parent Common Stock equal to (i) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (ii) the Exchange Ratio, rounded up to the nearest cent; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("INCENTIVE STOCK OPTIONS" or "ISOS"), Parent may cause the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option to be determined so as to comply with
Section 424(a) of the Code. Notwithstanding anything herein to the contrary, each Company Stock Option issued to a non-employee director of the Company shall automatically be deemed amended so that such non-employee director shall be entitled to exercise such Company Stock Option for a period of at least 90 days after the Effective Time.

                  (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plan and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section
2.11 after giving effect to the Merger).

                  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this
Section 2.11. Within ten (10) business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (d) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 2.11.

         Section 2.12. Plan of Reorganization. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Letter previously delivered by the Company to Parent (the "DISCLOSURE LETTER") and certified by a duly authorized officer of the Company (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates), that:

         Section 3.1. Organization and Qualification; Subsidiaries; Investments.

                  (a) The Company is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has delivered to Parent's counsel accurate and complete copies of the Certificate of Incorporation and bylaws, each as in full force and effect on the date hereof, of the Company. The Company does not own any capital stock of, or equity interest in, or otherwise have the right to direct the management of, any person.

                  (b) The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, does not have a Material Adverse Effect on the Company. For purposes hereof, the term "MATERIAL ADVERSE EFFECT ON THE COMPANY" means any circumstance involving, change in or effect on the Company (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings or results of operations, assets or liabilities (including contingent liabilities) or the financial condition of the Company and any subsidiaries, taken as a whole, excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, any subsidiaries, Parent or Acquisition with the terms and conditions of this Agreement, (B) the announcement or disclosure of this Agreement or the subject matter hereof, (C) any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement or (D) changes in applicable law or regulations or in United States generally accepted accounting principles ("GAAP") or (ii) that is reasonably likely to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on the Company contained in this Agreement shall be deemed to refer solely to the Company without including its ownership by Parent after the Merger; provided, however, that for the avoidance of doubt, a decrease in the price of the Company Common Stock shall not alone be deemed to constitute or give rise to a Material Adverse Effect.

         Section 3.2. Capitalization of the Company and Subsidiaries.

                  (a) The authorized capital stock of the Company consists of: (i) fifteen million (15,000,000) shares of Company Common Stock, of which, as of September 30, 2003, three million, six hundred and fifty-one thousand, five hundred and one (3,651,501) were issued and outstanding (each also entitling the holder thereof to a right to purchase Company Preferred Stock pursuant to that certain Amended and Restated Rights Agreement, dated as of August 19, 1996 and amended and restated as of May 18, 2000, by and between the Company and Continental Stock Transfer & Trust Company (a "COMPANY RIGHT")); and (ii) one million (1,000,000) shares of Preferred Stock, $.01 par value, of which seventy-five thousand shares have been designated as Series A Preferred Stock (the "COMPANY PREFERRED STOCK"), with the remainder being undesignated, and none of which are issued and outstanding. Unless the context otherwise requires, each reference in this Agreement to Shares shall include the associated Company Right. All of the outstanding Shares are, and the Shares issuable upon exercise of the Company Stock Options, when issued in accordance with the Company Plans, would be, validly issued and fully paid, nonassessable and not subject to any preemptive rights. As of September 30, 2003, an aggregate of one million, one hundred and fifty-one thousand, four hundred and eighty-eight (1,151,488) Shares were reserved for issuance under Company Stock Options. Between September 30, 2003 and the date hereof, no shares of the Company's capital stock have been issued, other than pursuant to the exercise of Company Stock Options already in existence on such date. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of the Company,
(iii) no options, warrants or other rights to acquire from the Company, and no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or other similar rights. All of the outstanding Shares and Company Stock Options (collectively, the "COMPANY SECURITIES") were issued in compliance with the Securities Act and applicable state securities laws. As of the date hereof, there are no outstanding rights or obligations of the Company to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other ownership interests. There are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company is a party or by which it or the Company Board is bound, and, to the Company's knowledge, there are no other stockholder agreements, voting trusts or other arrangements or understandings relating to the voting or registration of any shares of capital stock or other voting securities of the Company. No Shares are issued and held by the Company in its treasury as of the date hereof.
Section 3.2 of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of all holders of outstanding Company Stock Options (with the identification of the plan under which such Company Stock Options were granted), the exercise or vesting schedule (to the extent not otherwise described below), the exercise price per share and the term of each such Company Stock Option and any restrictions on the Company's right to repurchase the Shares underlying the options. All Company Stock Options issued to employees under the Company's 1998 Stock Option Plan are incentive stock options, and all other Company Stock Options are nonqualified stock options. Except as set forth in Section 3.2 of the Disclosure Letter, none of the terms of the Company Stock Options provides for accelerated vesting or exercisability as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each outstanding Company Stock Option has an exercise price per share no less than the fair market value per Share at the time of grant of such Company Stock Option.

                  (b) The Shares constitute the only class of equity securities of the Company registered or required to be registered under the Exchange Act.

         Section 3.3. Authority Relative to this Agreement; Recommendation.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the affirmative vote or written consent of the holders of a majority of the outstanding Shares of the Company's Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger in accordance with the DGCL (the "COMPANY STOCKHOLDER APPROVAL"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the treatment of the Company Stock Options as provided in Section 2.11) have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (b) The Company Board, at a meeting duly called and held, on the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are fair to and in the best interests of Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger) and (iii) resolved (subject to Section 5.4(d)) to recommend that Company's stockholders accept the Offer, tender their Shares to Parent pursuant thereto and approve this Agreement.

         Section 3.4. SEC Reports; Financial Statements.

                  (a) The Company has filed all required forms, reports and documents ("COMPANY SEC REPORTS") with the SEC for the period on or after January 1, 2000, and, except as set forth in Section 3.4(a) of the Disclosure Letter, each of such Company SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports (the "FINANCIAL STATEMENTS") have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present the financial condition of the Company at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP (subject, in each case, to normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

                  (b) The Company has delivered to Acquisition or Parent a complete and correct copy of any amendment or modification (that has not yet been filed with the SEC, but that the Company presently intends to file) to agreements, documents or other instruments previously filed by the Company with the SEC.

         Section 3.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Schedule 14D-9, Offer Documents or the Proxy Statement will, at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer and the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

         Section 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or "blue sky" laws, the Nasdaq National Market and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each, a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except as set forth in Section 3.6 of the Disclosure Letter. Except as set forth in
Section 3.6 of the Disclosure Letter, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or bylaws of the Company; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract (as defined below) to which the Company is a party or by which it or its properties or assets are bound; (iii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract (as defined below), other than any Material Contract, to which the Company is a party or by which any of its properties or assets are bound; (iv) violate any order, writ, injunction or decree to which the Company or any of its properties or assets is subject; or
(v) violate any law, statute, rule or regulation applicable to the Company or any of its properties or assets, except, in the case of the foregoing clauses
(ii), (iii) and (v), for violations, breaches or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company.

         Section 3.7. No Default. Except as set forth in Section 3.7 of the Disclosure Letter, the Company is not in breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws; (ii) any Material Contract;
(iii) any other Contract or obligation to which the Company is now a party or by which it or any of its properties or assets may be bound; (iv) any order, writ, injunction or decree applicable to the Company or any of its properties or assets; or (v) any law, statute, rule or regulation applicable to the Company or any of its properties or assets except, in the case of the foregoing clauses
(ii), (iii) and (v), for violations, breaches or defaults that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company. The Company does not know of, and has not received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default, event of default or other breach on the part of the Company under any such Contract, except where such breach, default or violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.8. No Undisclosed Liabilities; Absence of Changes.
Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company (including the notes thereto), other than liabilities and obligations incurred since September 30, 2003 in the ordinary course of business consistent with past practices. Except as disclosed in Company SEC Reports filed prior to the date hereof, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or except as permitted by Section 5.1, since September 30, 2003, (i) the Company has conducted its business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company's capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iii) there has not been any action by the Company during the period from September 30, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 5.1; and (iv) except as required by GAAP, there has not been any change by the Company in accounting principles, practices or methods. Since September 30, 2003, there has not been a Material Adverse Effect on the Company.

         Section 3.9. Litigation. Except as set forth in Section 3.9 of the Disclosure Letter, as of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the Company's knowledge, threatened against the Company or any of its properties or assets before any Governmental Entity that, if decided adversely to the Company, would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company exceeding three hundred thousand dollars ($300,000). The Company is not subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would individually, or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company exceeding three hundred thousand dollars ($300,000).

         Section 3.10. Compliance with Applicable Law. Except as set forth in
Section 3.10 of the Disclosure Letter, the Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the "COMPANY PERMITS"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that, individually or in the aggregate, would not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits held by it, except where the failure so to comply, individually or in the aggregate, would not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. The business of the Company is being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except for violations or possible violations of any such laws, ordinances or regulations that, individually or in the aggregate, do not and will not result in a Material Adverse Effect on the Company and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company that, individually or in the aggregate, would result in a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company is pending nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same.

         Section 3.11. Employee Benefit Plans; Labor Matters.

                  (a) Section 3.11(a) of the Disclosure Letter lists, as of the date hereof, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any employment or executive compensation or severance agreements written or otherwise maintained or contributed to currently, or within the past five years, for the benefit of or relating to any employee or former employee of the Company or any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA AFFILIATE"), to the extent that the Company or any ERISA Affiliate currently has or may incur liability for payments or benefits thereunder, as well as each plan with respect to which the

Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "EMPLOYEE PLANS"). The Company has made available to Parent a copy of (i) the two (2) most recent annual reports on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required and (ii) the documents and instruments governing each such Employee Plan (including, without limitation, the plan document, summary plan description or other summary, most recent actuarial report and trust or other funding arrangement, where applicable). No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 3.11(a) of the Disclosure Letter: (A) neither the Company nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Employee Plan (other than with respect to contributions required thereunder), (B) each Employee Plan has been maintained in all respects in accordance with its terms and each Employee Plan subject to ERISA and the Code has been maintained in all respects in accordance with ERISA and the Code and (C) there has been no violation of any reporting or disclosure requirement imposed by ERISA or the Code. Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS. For each Employee Plan which has received such a determination, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No "party in interest" (as defined on Section 3(14) of ERISA) of any Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class or individual exemption issued thereunder), respectively. With respect to any Employee Plan, (1) neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), nor, to the Company's knowledge, is there a basis for any such claim and (2) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the Company's knowledge, threatened, involving any Employee Plan by any person, or by the IRS, the United States Department of Labor or any other Governmental Entity, against such Employee Plan or the Company or any ERISA Affiliate.

                  (b) Section 3.11(b) of the Disclosure Letter sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company or any ERISA Affiliate and (ii) agreements with consultants who are individuals obligating the Company or any ERISA Affiliate to make annual cash payments in an amount of sixty thousand dollars ($60,000) or more and (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by law. The Company has made available to Parent copies of all such agreements, plans, programs and other arrangements.

                  (c) Except as provided in Section 3.11(c) of the Disclosure Letter, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party, and no employee, officer or director of the Company or any ERISA

Affiliate will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

                  (d) No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than as required by Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the applicable provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

                  (e) There are no controversies relating to any Employee Plan or other labor matters pending or, to the Company's knowledge, threatened between the Company or any ERISA Affiliate and any of its employees. Neither the Company nor any ERISA Affiliate is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any ERISA Affiliate nor does the Company nor any ERISA Affiliate know of any activities or proceedings of any labor union to organize any such employees. No strikes, work stoppage, grievance, claim of unfair labor practice or labor dispute against the Company or any ERISA Affiliate has occurred, is pending or, to the knowledge of the Company or any ERISA Affiliate, threatened, and, to the knowledge of the Company and its ERISA Affiliates, there is no basis for any of the foregoing. To the knowledge of the Company and its ERISA Affiliates, there is no organizational activity being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any ERISA Affiliate.

                  (f) Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to, any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA and "MULTIPLE EMPLOYER PLAN" means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. Neither the Company nor any of its ERISA Affiliates has, or reasonably could be expected to have, any liability under Title IV of ERISA with respect to any other type of Employee Plan. The Company has provided to Parent a written estimate of withdrawal liability, if any, that would occur upon withdrawal from any Multiemployer Plan.

                  (g) To the extent permitted by applicable law and the applicable Employee Plan, each Employee Plan (other than any stock option plan) can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination). The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses or accrued such payments in accordance with normal procedures under the terms of each Employee Plan and applicable law, and the Company and its ERISA Affiliates shall continue to do so through the Closing.

                  (h) To the knowledge of the Company and its ERISA Affiliates, no key employee, or group of employees, of the Company or any ERISA Affiliate has expressed to the Company any plan to terminate employment with the Company or any ERISA Affiliate. The

Company and its ERISA Affiliates have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining.

                  (i) With respect to each master and prototype tax-qualified retirement plan ("M&P PLAN") sponsored or maintained by the Company and/or any ERISA Affiliate, the Company and any such ERISA Affiliate has, on or before the end of the 2001 plan year or such later date as permitted pursuant to applicable IRS pronouncements, either adopted or certified in writing its intent to adopt the required GUST (as defined below) amendments to each such M&P Plan, and, to the Company's knowledge, an application for a GUST opinion letter for each such M&P Plan was filed with the IRS by the M&P Plan sponsor on or before December 31, 2000. The Company and each ERISA Affiliate has adopted or shall also adopt the GUST-approved M&P Plan by the deadline specified in IRS Announcement 2001-104 or subsequent IRS guidance. For purposes hereof, "GUST" means the statutes referenced in IRS Announcement 2001-104. With respect to any individually designed tax-qualified retirement plans sponsored or maintained by the Company or any ERISA Affiliate, the Company and each such ERISA Affiliate has adopted the required GUST amendments and submitted the plan to the IRS on or before February 28, 2002 or such later date as permitted by applicable IRS pronouncements for a favorable determination letter as to its tax qualified status.

                  (j) The Company and its ERISA Affiliates have complied in all material respects with the laws of any foreign jurisdiction with respect to any employee benefit plan or arrangements maintained in such jurisdiction in which the employees of the Company or any ERISA Affiliate participate.

                  (k) The Company has no commitment, intention or understanding to modify or terminate any existing Employee Plan, or to create or adopt any new Employee Plan, that would result in any additional liability to the Company. Since the beginning of the current fiscal year of any Employee Plan, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in a material increase in the benefits under or the expense of maintaining such Employee Plan from the level of benefits or expense incurred for the most recently completed fiscal year of such Employee Plan.

         Section 3.12. Environmental Laws and Regulations.

                  (a) Except for matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the Company's knowledge, investigation is pending or, to the knowledge of the Company, threatened by any person against, the Company with respect to any matters relating to or arising out of any Environmental Law (as defined below); (ii) the Company is in compliance with all Environmental Laws, which compliance includes the possession by the Company of all material permits required under applicable Environmental Laws and compliance with the terms and conditions thereof, and the Company reasonably believes that it will, without the incurrence of any material expense, timely attain and maintain compliance with all Environmental Laws applicable to any of its current operations or properties or to any of its planned operations; (iii) to the Company's knowledge, there has been no disposal, release or threatened release of any Hazardous Substance (as defined below) by the Company on, under, in, from or about any property currently or formerly owned or operated by the Company, or otherwise related to the operations of the Company, that has resulted or could reasonably be expected to result in any Environmental Claim against the Company; (iv) the Company has not entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any Environmental Law; and (v) the Company has not assumed or retained by contract or otherwise any liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law (including, without limitation, any liability from the disposition of any of its real property).

                  (b) For purposes of this Agreement, (i) the term "ENVIRONMENTAL LAWS" means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, without limitation, Hazardous Substances; (ii) the term "HAZARDOUS SUBSTANCES" means all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law or which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, petroleum, asbestos or polychlorinated biphenyls and, in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. section 300.5; and
(iii) the term "ENVIRONMENTAL CLAIM" means any claim, violation or liability, by any person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location and any exposure of persons to such Hazardous Substance at any location, (B) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or permits or (C) otherwise relating to obligations or liabilities under any Environmental Law.

         Section 3.13. Taxes.

                  (a) For purposes of this Agreement:

                           (i) "TAX" (including "TAXES") means (A) all federal,
state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties and other taxes, governmental assessments, fees, duties or charges of any kind or nature whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A), whether as a result of transferee or successor liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law and (C) any liability for the payment of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other person; and

                           (ii) "TAX RETURN" means any return, declaration,
report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

                  (b) (i) Within the times and in the manner prescribed by law, the Company has properly prepared and filed all material Tax Returns required by law. All Tax Returns filed by the Company are true, correct and complete in all material respects and accurately reflect the information pertaining to the tax attributes of the Company, including tax basis in assets and net operating loss, capital loss and tax credit carryforwards. The Company has complied in all material respects with all applicable laws relating to Taxes. None of the Tax Returns filed by the Company was required to contain (in order to avoid the imposition of a penalty and determined without regard to disclosure that may be made after the filing of the original Tax Return) a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local, or foreign law).

                           (ii)     (A) The Company has timely  withheld and
paid all Taxes that were required to have been withheld or that have become due or payable (whether or not shown on any Tax Return), respectively (except for Taxes being contested in good faith by appropriate proceedings that are disclosed in Section 3.13(b)(ii) of the Disclosure Letter or Taxes that are not, either individually or in the aggregate, material), and has adequately provided in accordance with GAAP in the Financial Statements included in the Company SEC Reports for all Taxes accrued through the date of such Company SEC Reports; and
(B) all Taxes of the Company accrued following the end of the most recent period covered by the Company SEC Reports have been incurred in the ordinary course of business of the Company consistent with past practices and have been paid when due in the ordinary course of business consistent with past practices. The Company has no present or contingent liability for Taxes, other than Taxes for the current taxable year that have not yet become due and payable. The Company has complied with all applicable laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales tax collection, maintaining adequate and current resale certificates to support any such claimed exemption), except any failure to comply that would not reasonably be expected to result in a material claim for Taxes.

                           (iii)    The Company (A) has not filed a consent or
agreement pursuant to Section 341(f) of the Code, (B) is not a party to or bound by any closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Tax authority or any Tax indemnity or Tax sharing agreement with any person, (C) is not a party to an agreement that could give rise to an "excess parachute payment" within the meaning of Section 280G of the Code or to remuneration the deduction for which could be disallowed under
Section 162(m) of the Code, (D) has not issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were or are not so governed and (E) has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                           (iv)     Section 3.13(b)(iv) of the Disclosure Letter
sets forth in detail all proposed, actual or, to the knowledge of the Company, threatened assessments, audits, examinations or disputes as to Taxes relating to the Company that (i) were not finally settled, with all amounts due (if applicable) fully paid, (ii) related to periods after December 31, 1998, or

(iii) resulted in a material claim for Taxes. There are and have been no (A) adjustments under Section 481 of the Code or any similar adjustments with respect to the Company that could impact the items taken into account in computing the Tax liability of the Company for any period ending after the most recent period covered by the Company SEC Reports, (B) waivers or extensions of the statute of limitations with respect to Taxes for which the Company could be held liable following the date hereof or (C) grants of power of attorney to any person currently in effect with respect to Taxes for which the Company would be liable. The Company does not know of any basis for the assertion by a taxing authority of a material Tax deficiency against the Company.

                           (v)      The Company has not been a "distributing
corporation" or a "controlled corporation" in connection with a distribution governed or intended to be governed by Section 355 of the Code.

                           (vi)     There is currently no limitation on the
utilization of tax attributes of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign law).

                           (vii)    The Company has not been a member of an
affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes.

                           (viii)   The Company is not a party to any joint
venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. The Company does not own an equity interest in any other entity.

                           (ix)     The Company is not subject to Tax in any
jurisdiction outside the United States. The Company is not, has not been and has not owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. The Company is not, and at no time has been, affected by (1) the dual consolidated loss provisions of the Section 1503(d) of the Code, (2) the overall foreign loss provisions of Section 904(f) of the Code or (3) the recharacterization provisions of Section 952(c)(2) of the Code.

         Section 3.14. Intellectual Property.

                  (a) As used herein, the term "INTELLECTUAL PROPERTY" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, "MARKS"); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, "PATENTS"); (iii) copyrights and registrations and applications therefor (collectively, "COPYRIGHTS"); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, "TRADE SECRETS"); and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets (the Intellectual Property referred to in this clause (v) is collectively referred to as "MISCELLANEOUS RIGHTS").

                  (b) Section 3.14(b) of the Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all Intellectual Property owned (in whole or in part) or licensed by the Company and used in or related to the business as currently conducted and as reasonably anticipated to be conducted in the future by the Company (collectively "COMPANY INTELLECTUAL PROPERTY"), other than (1) Copyrights and (2) Trade Secrets and Miscellaneous Rights. The Company does not own any Patents or registered Copyrights.

                  (c) The Company has taken commercially reasonable steps to protect its rights in the Company Intellectual Property and maintain the confidentiality of all of the Company Trade Secrets. Without limiting the foregoing, the Company has and enforces a policy requiring each of the employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company to enter into proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms and all current and former employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company have executed such an agreement.

                  (d) Except as set forth in Section 3.14(d) of the Disclosure Letter, the Company owns exclusively all right, title and interest in and to all of the Company Intellectual Property, free and clear of any and all Liens, encumbrances or other adverse ownership claims (other than Permitted Liens, and subject to the terms and conditions of any Inbound License Agreements), and the Company has not received any notice or claim challenging the Company's ownership of the Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor, to the Company's knowledge, is there a reasonable basis for any claim that the Company does not so own or license any of such Company Intellectual Property.

                  (e) To the Company's knowledge, the Company Intellectual Property is valid, enforceable and subsisting. The Company has not received any notice or claim challenging or questioning the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable or has been misused.

                  (f) To the extent deemed commercially reasonable by the
Company: (i) the Company has taken all actions (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Intellectual Property) necessary in order to avoid the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Intellectual Property; and (ii) all

Company Intellectual Property has been registered or obtained in accordance with all applicable legal requirements (including, in the case of the Company's Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Intellectual Property.

                  (g) Section 3.14(g)(1) of the Disclosure Letter sets forth a complete and accurate list (indicating for each the title and the parties thereto), as of the date hereof, of all agreements currently in effect granting to the Company any material right under or with respect to any Company Intellectual Property other than standard desktop software applications used generally in the Company's operations (collectively, the "INBOUND LICENSE AGREEMENTS"). Except as set forth in Section 3.14(g)(2) of the Disclosure Letter, the rights licensed under each Inbound License Agreement shall be exercisable by Buyer on and after the Closing to the same extent as by the Company prior to the Closing. No loss or expiration of any Company Intellectual Property licensed to the Company under any Inbound License Agreement (other than the expiration of any such agreement in accordance with its terms) is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. There are no license agreements currently in effect under which the Company licenses any rights under any Company Intellectual Property to another person. Except as set forth in Section 3.14(g)(2) of the Disclosure Letter, the Company has not received any notice (written or otherwise) alleging or threatening that the Company has materially breached any Inbound License Agreement and no reasonable basis for such a claim exists, other than breaches that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 3.14(g)(3), the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of, or give rise to any right of any third party to terminate, any of the Inbound License Agreements, or require after the Closing Date, the consent of any governmental entity or third party in respect of any such Company Intellectual Property or otherwise restrict or inhibit (in any way) Buyer's use and enjoyment of the Company Intellectual Property, other than breaches or rights, the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  (h) The Company Intellectual Property constitutes all the material Intellectual Property rights necessary for the conduct of the Company's business as currently conducted and reasonably anticipated to be conducted in the future.

                  (i) To the Company's knowledge, none of the products, processes, services or other technology or materials, or any Intellectual Property developed, used, leased, licensed, sold, imported or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company, nor any other activities or operations of the Company, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property of any third party, and the Company has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to the Company's knowledge, is there any reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by the Company. To the Company's knowledge, no third party is misappropriating, infringing, diluting or violating in any material respect any Company Intellectual Property. To the Company's knowledge, no product, technology, service or publication of the Company violates any law or regulation.

                  (j) To the Company's knowledge, no employee or independent contractor of the Company is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or that would materially conflict with the Company's business as presently conducted and proposed to be conducted.

         Section 3.15. Material Contracts.

                  (a) Section 3.15(a) of the Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all written or oral contracts (including, with respect to each oral contract, a description of its material terms), agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each, a "CONTRACT"), to which the Company is a party or by which the Company, or any of its assets and properties, is otherwise bound, as follows (each of the following, a "MATERIAL CONTRACT" and, collectively, the "MATERIAL CONTRACTS"):

                           (i)      each Contract of the Company pursuant to
which the Company received (or was entitled to receive) or paid (or was obligated to pay) more than one hundred thousand dollars ($100,000) in the twelve (12) month period ended September 30, 2003 (provided such Contract remains in effect as of the date hereof) and each customer Contract in effect on the date of this Agreement under which the Company received in the twelve (12) month period ended September 30, 2003 or is entitled to receive thereafter more than one hundred thousand dollars ($100,000);

                           (ii)     each Contract that requires payment by or to
the Company after September 30, 2003 of more than one hundred thousand dollars ($100,000) per annum;

                           (iii)    each Contract that contains  non-competition
restrictions, including any restrictions relating to the conduct of the Company's business or the sale of the Company's products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company as presently conducted;

                           (iv)     any Contract that will be subject to
default, termination, repricing or renegotiation, in each case where the amounts involved under such Contract or repricing exceed one hundred thousand dollars ($100,000), because of the transactions contemplated hereby;

                           (v)      each Contract relating to the Company's
sales through distributors;

                           (vi)     other than equipment leases requiring
payment of more than twenty-five thousand dollars ($25,000), each Contract of the Company relating to, and evidences of, indebtedness for borrowed money, any mortgage, security agreement or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                           (vii)    each partnership, joint venture or other
similar Contract or arrangement to which the Company is a party or by which it is otherwise bound;

                           (viii)   each Contract granting to the Company any
material right under or with respect to any Company Intellectual Property;

                           (ix)     each Contract under which the Company grants
any material right under or with respect to any Company Intellectual Property to another person; and

                           (x)      each Contract that requires the Company to
grant "most favored customer" pricing to any other person.

                  (b) Each Material Contract is (i) a legal, valid and binding obligation of the Company and, to the Company's knowledge, each other person who is a party thereto and (ii) enforceable against the Company and, to the Company's knowledge, each such other person in accordance with its terms, subject in all cases to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth in Section 3.15(b) of the Disclosure Letter, neither the Company nor, to the Company's knowledge, any other party thereto is in material default under any Material Contract. Except as set forth in Section 3.15(b) of the Disclosure Letter, the Company does not know of, and has not received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or event of default or other material breach on the part of the Company under any such Material Contract.

                  (c) Except as set forth in Section 3.15(c) of the Disclosure Letter, and other than the Material Contracts, the Company has not entered into, is not a party to and is not otherwise bound by, as of the date hereof:

                           (i)      any fidelity or surety bond or completion
bond, except as required pursuant to Section 412 of ERISA;

                           (ii)     any Contract pursuant to which the Company
has agreed to provide liquidated damages in excess of one hundred fifty thousand dollars ($150,000) for failure to meet performance or quality milestones;

                           (iii)    except as set forth in Section  3.15(c) of
the Disclosure Letter, any Contract pursuant to which the Company has agreed to provide indemnification or guaranty to a third party (other than this Agreement);

                           (iv)     any Contract relating to the disposition or
acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company's business; or

                           (v)      any distribution or development Contract.

         Section 3.16. Title to Properties; Absence of Liens and
Encumbrances.

                  (a) The Company has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected on the Financial Statements, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens reflected on the Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic's, materialmen's and similar Liens arising in the ordinary course of business or by operation of law, (v) Liens granted pursuant to that certain Loan and Security Agreement by and between the Company and Comerica Bank - California, (vi) Liens on equipment granted to the equipment lessor that leases such equipment to the Company pursuant to equipment leases listed in Section 3.15 of the Disclosure Letter and (vii) Liens on Company Intellectual Property granted to licensors under Inbound License Agreements listed in Section 3.15 of the Disclosure Letter relating to Company Intellectual Property (collectively, "PERMITTED LIENS").

                  (b) Section 3.16(b) of the Disclosure Letter sets forth a true, complete and correct list of all real property owned or leased by the Company. The Company is in compliance in all material respects with the terms of all leases for real property to which it is a party. The Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of the owned or leased real property.

                  (c) The facilities, property and equipment owned, leased or otherwise used by the Company that are material to the functioning of the business of the Company are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and suitable for the purposes for which they are presently used.

                  (d) All tangible assets which are leased by the Company and are material to the functioning of the business of the Company have been maintained with the manufacturers' standards and specifications required by each such lease such that, at each such termination of the lease, such assets can be returned to their owner without any further material obligation on the part of the Company with respect thereto.

         Section 3.17. Off Balance Sheet Liabilities. Since September 30,
2003 through the date hereof, there have been no transactions, arrangements and other relationships between and/or among the Company, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Company or any of its affiliates.

         Section 3.18. Promotions and Selling Arrangements. Except as disclosed in Section 3.18 of the Disclosure Letter, since September 30, 2003 and through the date hereof, the Company has not recorded any material amount of revenues in connection with sales made pursuant to new promotional programs or promotional programs outside the ordinary course of business, special selling arrangements or concessions, rights of return or otherwise, or pursuant to new or amended accounting practices or interpretations.

         Section 3.19. Tax Treatment. Neither the Company nor, to the Company's knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

         Section 3.20. Affiliates. Except for the directors and executive officers of the Company, each of whom is indicated in the Company SEC Reports, as of the date hereof, there are no persons who, to the Company's knowledge, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act.

         Section 3.21. Suppliers and Customers. Except as set forth on Section
3.21 of the Disclosure Letter, during the last twelve (12) months, the Company has not received any notice of termination or written threat of termination from any of the twenty (20) largest suppliers or the twenty (20) largest customers of the Company, taken as a whole, or any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Company.

         Section 3.22. Opinion of Financial Adviser. Imperial Capital, LLC (the "COMPANY FINANCIAL ADVISER") has delivered to the Company Board its opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

         Section 3.23. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         Section 3.24. Interested Party Transactions. Except as described in the Company SEC Documents, there are no transactions, arrangements or relationships involving an amount of $60,000 or more that any director, officer or other affiliate of the Company has or has had in the last three years, directly or indirectly relating to (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company sells, or proposes to furnish or sell, (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services,
(iii) a beneficial interest in any Contract included in Section 3.14 or 3.15 of the Disclosure Letter or (iv) any contractual or other arrangement with the Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 3.24.

         Section 3.25. Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203), and any other similar applicable law, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this

Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby.

         Section 3.26. Settlement Agreement. The Company has no further liabilities or obligations to any person pursuant to that certain General Release of Claims dated April 30, 2003, by and among, McDonald's
Owner/Operations Association, Inc., Major League Baseball Players Association, Laurel Marketing Assoc., Inc. d/b/a The Ostern Sports Marketing Group and the Company.

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

         Parent and Acquisition hereby represent and warrant to the Company, jointly and severally, subject to the exceptions set forth in the Parent Disclosure Letter previously delivered by Parent to the Company (the "PARENT DISCLOSURE LETTER") and certified by a duly authorized officer of Parent (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates), that:

         Section 4.1. Organization.

                  (a) Parent and Acquisition are each duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company's counsel accurate and complete copies of the Certificate of Incorporation and bylaws, as currently in full force and effect, of Acquisition and Parent.

                  (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, does not have a Material Adverse Effect on Parent. For purposes hereof, the term "MATERIAL ADVERSE EFFECT ON PARENT" means any circumstance involving, change in or effect on Parent or any of its subsidiaries (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, results of operations, assets or liabilities (including contingent liabilities) or the financial condition of Parent and its subsidiaries, taken as a whole, but excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, Parent or Acquisition with the terms and conditions of this Agreement, (B) the announcement or disclosure of this Agreement or the subject matter hereof, (C) any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement or (D) changes in applicable law or regulations or in GAAP; or (ii) that is reasonably likely to prevent or materially delay or impair the ability of Parent or Acquisition to consummate the transactions contemplated by this Agreement; provided, however, that for the avoidance of doubt, a decrease in the price of Parent Common Stock shall not alone be deemed to constitute or give rise to a

Material Adverse Effect. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on Parent contained in this Agreement shall be deemed to refer solely to Parent and its subsidiaries without including its ownership of the Company after the Merger.

         Section 4.2. Capitalization of Parent and its Subsidiaries. The authorized capital stock of Parent consists of (i) sixty million (60,000,000) shares of Parent Common Stock, $1.00 par value per share, of which, as of September 30, 2003, Twenty Eight Million Two Hundred Seventy Thousand One Hundred Eighty (28,270,180) shares were issued and outstanding (each together with a Parent Common Stock purchase right issued pursuant to the Rights Agreement dated as of July 1, 1999 between Parent and Harris Trust Company of California (a "PARENT RIGHT")) and (ii) Twelve Million, Five Hundred Thousand (12,500,000) shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and not subject to any preemptive rights, and all shares of Parent Common Stock issued pursuant to this Agreement will be, when issued, duly authorized and validly issued, fully paid, nonassessable and not subject to any preemptive rights. As of September 30, 2003
(A) an aggregate of approximately Three Million Five Hundred Sixty-Six Thousand Eighty-Six (3,566,086) shares of Parent Common Stock were issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants and under purchase plans, (B) approximately Two Million Ninety-Seven Thousand Three Hundred Sixteen (2,097,316) shares of Parent Common Stock were reserved for issuance upon conversion of Parent's Convertible Subordinated Debentures due 2010 (the "DEBENTURES"), (C) approximately Seven Hundred Sixty-Seven Thousand Five Hundred Eighty-Nine (767,589) shares of Parent Common Stock were reserved for issuance upon exercise of warrants to purchase shares of Parent Common Stock and (D) approximately Five Million Seven Hundred Six Thousand Four Hundred Sixty (5,706,460) shares of Parent Common Stock are reserved for issuance upon conversion of Parent's Senior Convertible Notes due June 15, 2010 (the "PARENT SENIOR CONVERTIBLE NOTES"). Except as set forth above, as of the date hereof, there are outstanding (1) no shares of capital stock or other voting securities of Parent, (2) no securities of Parent or its subsidiaries convertible into, or exchangeable for, shares of capital stock or voting securities of Parent or any of its subsidiaries, (3) no options, warrants or other rights to acquire from Parent or its subsidiaries and no obligations of Parent or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or any of its subsidiaries and (4) no equity equivalent interests in the ownership or earnings of Parent or any subsidiaries of Parent or other similar rights. All of the outstanding shares of Parent Common Stock, options and warrants to purchase shares of Parent Common Stock, the Parent Senior Convertible Notes and the Debentures (collectively, "PARENT SECURITIES") were issued in compliance with the Securities Act and applicable state securities laws.

         Section 4.3. Authority Relative to this Agreement.

                  (a) Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent (the "PARENT BOARD"), the Board of Directors of Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (b) The Parent Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger) are fair to and in the best interests of Parent and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

         Section 4.4. SEC Reports; Financial Statements.

         Parent has filed all required forms, reports and documents with the SEC since January 1, 2000 ("PARENT SEC REPORTS"), and each of such Parent SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports (the "PARENT FINANCIAL STATEMENTS") have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present the consolidated financial condition of Parent and its subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP (subject, in each case, to normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

         Section 4.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Schedule 14D-9, Offer Documents or the Proxy Statement will, at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer or the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 and the Offer Documents will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

         Section 4.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or "blue sky" laws and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches, defaults or rights that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

         Section 4.7. No Default. Except as set forth in Section 4.7 of the Parent Disclosure Letter, none of Parent, Acquisition or any of Parent's other subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (i) its respective Certificate of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Acquisition or any of Parent's other subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

         Section 4.8. No Undisclosed Liabilities; Absence of Changes. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities and obligations incurred since September 30, 2003 in the ordinary course of business consistent with past practices. Except as disclosed in Parent SEC Reports filed prior to the date hereof, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or except as permitted by Section 5.2, since September 30, 2003: (i) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of Parent's capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; and (ii) there has not been any action by Parent or any of its subsidiaries during the period from September 30, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 5.2. Since September 30, 2003, there has not been a Material Adverse Effect on Parent.

         Section 4.9. Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there are no suits, claims, actions, proceedings or, to Parent's knowledge, investigations pending or, to Parent's knowledge, threatened, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that, if decided adversely to Parent or any such subsidiary, individually or in the aggregate, would have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that, individually or in the aggregate, would result in a Material Adverse Effect on Parent.

         Section 4.10. Compliance with Applicable Law. Each of Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the "PARENT PERMITS"), except as disclosed in the Parent SEC Reports filed prior to the date hereof or where failures to hold such permits, licenses, variances, exemptions, orders and approvals that, individually or in the aggregate, would not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect. Each of Parent and its subsidiaries is in compliance with the terms of the Parent Permits held by it, except as disclosed in the Parent SEC Reports filed prior to the date hereof, and except where the failure so to comply, individually or in the aggregate, would not result in a Material Adverse Effect on Parent and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent. The business of Parent and its subsidiaries are being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except as disclosed in the Parent SEC Reports filed prior to the date hereof, and except for violations or possible violations of any such laws, ordinances or regulations that, individually or in the aggregate, do not and will not result in a Material Adverse Effect on Parent and that have not resulted in any injunction or other equitable remedy being imposed on Parent or any of its subsidiaries that, individually or in the aggregate, would result in a Material Adverse Effect on Parent. To Parent's knowledge, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending nor has any Governmental Entity indicated an intention to conduct the same, except as disclosed in the Parent SEC Reports filed prior to the date hereof, and except those that Parent reasonably believes will not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         Section 4.11. Off Balance Sheet Liabilities. Except for transactions, arrangements and other relationships otherwise identified in the Parent Financial Statements, Section 4.11 of the Parent Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among the Parent, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Parent or any of its affiliates.

         Section 4.11. Brokers. No broker finder or investment banker is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

         Section 4.12. No Prior Activities of Acquisition. Acquisition was formed for the purposes of the consummation of this Agreement and the transactions contemplated hereby, and has engaged in no other business activities of any type or kind whatsoever.

         Section 4.13. Tax Treatment. Neither Parent nor, to Parent's knowledge, any of its affiliates has taken or agreed to take action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code.



                                    ARTICLE 5

                                    COVENANTS

         Section 5.1. Conduct of Business of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Disclosure Letter or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Disclosure Letter or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will not:

                  (a) amend its Certificate or Articles of Incorporation or bylaws (or other similar governing document);

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to Company Stock Options granted under the Company Plans;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities (other than the cancellation of Company Stock Options following termination of employment with or provision of services to the Company);

                  (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

                  (e) (i) incur, assume or forgive any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices or trade payables arising in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in any other person (other than customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any material Lien thereupon, other than Permitted Liens;

                  (f) except as may be required by law, (i) enter into, adopt, amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement, other than offer letters, letter agreements and options to purchase Shares entered into with new hires in the ordinary course of business consistent with past practice and performance bonuses granted to employees on a basis consistent with the past practices of the Company; (ii) enter into, adopt, amend or terminate any pension, retirement, deferred compensation, employment, health, life or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, other than in the ordinary course of the Company's business consistent with past practice; or (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units), except for normal increases in cash compensation in the ordinary course of business consistent with past practice for employees other than an employee who is party to an employment agreement;

                  (g) (i) acquire, sell, lease, license or dispose of any assets or properties in any single transaction or series of related transactions having a fair market value in excess of two hundred fifty thousand dollars ($250,000) in the aggregate, other than sales or licenses of its products in the ordinary course of business consistent with past practices; (ii) enter into any exclusive license (other than Inbound License Agreements entered into on customary terms in the ordinary course of business consistent with past practices), distribution, marketing, sales or other agreement; (iii) enter into a "development services" or other similar agreement pursuant to which the Company may purchase or otherwise acquire the services of another person, other than in the ordinary course of business consistent with past practices; (iv) acquire, sell, lease, license, transfer, encumber, enforce or otherwise dispose of any Company Intellectual Property, other than licenses or sales of its products or services in the ordinary course of business consistent with past practices; (v) make any sales pursuant to new promotional programs or promotional programs outside the ordinary course of business, special selling arrangements or concessions, rights of return or otherwise, or pursuant to new or amended accounting practices or interpretations; or (vi) knowingly, willfully or wantonly infringe upon, misappropriate or otherwise violate the rights of any third party intellectual property.

                  (h) unless required by a change in applicable law or in GAAP, change any of the accounting principles, practices or methods used by it;

                  (i) revalue any of its assets or properties, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices or as otherwise required by GAAP;

                  (j) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other person or any division thereof or any equity interest therein; (ii) enter into any Contract that would be material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practices; (iii) amend, modify or waive any right under any of its Material Contracts; (iv) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Company or any subsidiary;
(v) enter into any Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company's or any subsidiary's business or the sale of the Company's or any subsidiary's products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company or any subsidiary as presently conducted; or (vi) authorize any new capital expenditure, other than as set forth in Section 5.1 of the Disclosure Letter, up to an aggregate amount set forth in Section 5.1 of the Disclosure Letter;

                  (k) make or rescind any express or deemed election relating to Taxes, settle or compromise any Tax liability, enter into any closing or other agreement with any Tax authority, file or cause to be filed any amended Tax Return, file or cause to be filed a claim for refund of Taxes previously paid or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

                  (l) fail to file any Tax Returns when due, fail to cause such Tax Returns when filed to be true, correct and complete, prepare or fail to file any Tax Return of the Company in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods, take any position, make any election or adopt any method on such Tax Return that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by applicable law, or fail to pay any Taxes when due;

                  (m) (i) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would require the payment by the Company of damages in excess of one hundred thousand dollars ($100,000) or involves any equitable relief or (ii) suffer to exist any suit, claim, action, proceeding or investigation against the Company or any of its properties or assets that is reasonably likely to be decided adversely to the Company and, if decided adversely to the Company, would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company exceeding three hundred fifty thousand dollars ($350,000);

                  (n) knowingly take any action that would result in a failure to maintain trading of the Shares on the Nasdaq National Market;

                  (o) take any action that results in the acceleration of vesting of any Company Stock Option, except as may be required pursuant to any agreement in effect as of the date hereof;

                  (p) allow any insurance policy to be amended or terminated without replacing such policy (to the extent commercially feasible) with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

                  (q) take or permit any of its affiliates to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code;

                  (r) create, cause to be created or otherwise acquire any subsidiary or transfer any assets to a subsidiary; or

                  (s) take or agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(r) or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

Notwithstanding the foregoing and any other provision of this Agreement, neither Parent nor Acquisition shall have the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                  Section 5.2. Conduct of Business of Parent. Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.2 of the Parent Disclosure Letter or (iii) to the extent that the Company shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent shall and shall cause each of its subsidiaries to conduct their operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its and its subsidiaries' current key officers and key employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.2 of the Parent Disclosure Letter or (iii) to the extent that the Company shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither Parent nor any of its subsidiaries shall:

                  (a) amend its Certificate or Articles of Incorporation or bylaws (or other similar governing document) other than to increase the number of authorized shares of capital stock of Parent;

                  (b) split, combine or reclassify any shares of the capital stock of Parent or any subsidiary of Parent that is not wholly-owned, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent or any subsidiary of Parent that is not wholly-owned, make any other actual, constructive or deemed distribution in respect of the capital stock of Parent or any subsidiary of Parent that is not wholly-owned or otherwise make any payments to stockholders of Parent or any subsidiary of Parent that is not wholly-owned in their capacity as such, or redeem or otherwise acquire any of securities of Parent or any subsidiary of Parent that is not wholly-owned (other than the cancellation of stock options following termination of employment with or provision of services to Parent and its subsidiaries);

                  (c) adopt a plan of complete or partial liquidation or dissolution;

                  (d) knowingly take any action that would result in a failure to maintain trading of the Parent Common Stock on the NYSE;

                  (e) unless required by a change in applicable law or in GAAP, change any of the accounting principles, practices or methods used by it;

                  (f) take or permit any of its affiliates to take any action that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code;

                  (g) take (or permit the Surviving Company to take) any action subsequent to the Effective Time that would prevent the Offer and the Merger together from qualifying as a reorganization under the provisions of
Section 368(a) of the Code; or

                  (h) take or agree in writing or otherwise to take any of the actions described in Sections 5.2(a) through 5.2(g) or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

         Notwithstanding the foregoing and any other provision of this Agreement, the Company shall not have the right to control or direct Parent's operations. Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

         Section 5.3. Preparation of S-4.

                  (a) As promptly as practicable after the date hereof, Parent shall prepare and file with the SEC the S-4. Parent shall use its best efforts to have the S-4 declared effective by the SEC and to keep the S-4 effective as long as is necessary to consummate the Offer and the Merger and any other transactions contemplated thereby. Parent shall, as promptly as practicable after receipt thereof, provide the Company with copies of any written comments, and advise the other party of any oral comments or communications regarding the S-4 received from the SEC. Parent shall cooperate and provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the S-4 prior to filing the same with the SEC, and will promptly provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, however that with respect to documents filed by Parent which are incorporated by reference in the S-4, this right of approval shall apply only with respect to information relating to this Agreement, the transactions contemplated hereby or the Company or its business, financial condition or results of operations. Parent shall also (i) take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Offer and the Merger and upon the exercise of Company Stock Options and (ii) use all commercially reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Offer and the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto; provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested. The Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

                  (b) Parent will advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Offer or the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the S-4. Following the time the S-4 is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

                  (c) If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should become known by the Company or Parent, or the Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in an amendment or supplement to the S-4 so that such the S-4 would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, the Company and Parent shall cooperate to cause an appropriate amendment or supplement disclosing such information promptly to be filed with the SEC and disseminated to the stockholders of the Company and the stockholders of Parent.

         Section 5.4. Other Potential Acquirers.

                  (a) For purposes of this Agreement, "THIRD PARTY ACQUISITION" means the occurrence of any of the following events: (i) the acquisition by any person (as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates (a "THIRD PARTY") of any portion of the assets of the Company representing fifteen percent (15%) of more of the aggregate fair market value of the Company's business immediately prior to such acquisition, other than the sale or license of products in the ordinary course of business consistent with past practices; (ii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend (whether in cash or other property); (iv) the repurchase by the Company of more than ten percent (10%) of the outstanding Shares; or (v) the acquisition by the Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any person or business whose annual revenues or assets is equal to or greater than fifteen percent (15%) of the annual revenues or assets of the Company for and at the twelve (12) month period ended September 30, 2003. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide proposal to acquire, directly or indirectly in one or a series of related transactions contemplated by a proposed single agreement, for consideration consisting of cash and/or securities, eighty percent (80%) or more of the Shares then outstanding or eighty percent (80%) or more of the fair market value of the assets of the Company, and otherwise on terms that the Company Board by a majority vote (on the recommendation of the Special Committee) determines in its good faith judgment (after receiving the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

                  (b) The Company agrees that it and its affiliates and their respective officers, directors and employees shall, and that it shall direct its investment bankers, attorneys, accountants and other representatives and agents to immediately cease any existing activities, discussions or negotiations with any other persons with respect to any possible Third Party Acquisition. Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, investment bankers, attorneys, accountants or other representatives and agents to, directly or indirectly, (A) encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a Third Party Acquisition; (B) participate in or initiate any discussions or negotiations regarding, or provide any non-public information with respect to, the Company or its business, assets or properties (other than Parent and Acquisition or any designees of Parent and Acquisition) in connection with, or take any other action to knowingly facilitate, any Third Party Acquisition or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition; or (C) enter into any agreement with respect to any Third Party Acquisition. Notwithstanding the foregoing, nothing in this Section 5.4 or any other provision of this Agreement shall prohibit the Special Committee from furnishing information to, or entering into discussions or negotiations with, any Third Party that makes an unsolicited, bona fide written proposal for a Third Party Acquisition, if and to the extent that (1) the Special

Committee, by a majority vote, determines in its good faith judgment, after consultation with and receiving the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, (2) the Special Committee, by a majority vote, reasonably determines in good faith that such proposal for a Third Party Acquisition constitutes or is reasonably likely to result in a Superior Proposal which, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (3) prior to taking such action, (x) the Company provides two (2) business days prior written notice to Parent to the effect that it is proposing to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms with respect to confidentiality at least as stringent as those contained in the Confidentiality Agreements.

                  (c) The Company shall promptly (but in no case later than twenty-four (24) hours after receipt) notify Parent if the Company or any of its officers or other employees, directors, investment bankers, attorneys, accountants or other representatives or agents receives any proposal or inquiry concerning a Third Party Acquisition or request for nonpublic information by any person who is making, or who has indicated that it is considering making, a proposal for a Third Party Acquisition, including all material terms and conditions thereof and the identity of the person submitting such proposal. The Company shall provide Parent with a copy of any written proposal for a Third Party Acquisition or amendments or supplements thereto, and shall thereafter promptly provide to Parent such information as is reasonably necessary to keep Parent informed of the status of any inquiries, discussions or negotiations with such person proposing the Third Party Acquisition, and any material changes to the terms and conditions of such proposal for a Third Party Acquisition, and shall promptly provide to Parent a copy of any information delivered to such person which has not previously been made available to Parent.

                  (d) Except as set forth in this Section 5.4(d), neither the Company Board nor the Special Committee shall withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby, or propose to withdraw or modify, in a manner adverse to Parent, such recommendation or approve or recommend any Third Party Acquisition. Notwithstanding the foregoing, if, prior to Parent's acceptance of Shares for exchange pursuant to the Offer, (i) the Company receives an unsolicited bona fide written proposal for a Third Party Acquisition that the Special Committee, by a majority vote, reasonably determines in good faith constitutes a Superior Proposal which, if accepted, is likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (ii) the Special Committee, by a majority vote, determines in its good faith judgment, after consultation with and after receiving the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company Board (on the recommendation of the Special Committee) may withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby or recommend a Superior Proposal, but in each case only (i) after providing written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (a "NOTICE OF SUPERIOR PROPOSAL") and (ii) if Parent does not, prior to the close of business on the earlier of (A) the third (3rd) business day after Parent's receipt of the Notice of Superior Proposal and (B) the scheduled Expiration Date (as extended pursuant to the last sentence of this Section 5.4(d) or otherwise) make an offer that the Company Board by a majority vote (on the recommendation of the Special Committee) determines in its good faith judgment (after receiving the advice of the Company Financial Advisor or another financial adviser of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into an agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 7.1 and the Company has paid all amounts due to Parent pursuant to Section 7.3. Without limiting any other rights on the part of Parent to extend the Offer as provided elsewhere herein, in the event that the Company provides Parent with a Notice of Superior Proposal pursuant to the preceding sentence less than three
(3) business days prior to the scheduled Expiration Date, Parent shall be entitled to extend the Offer for up to three (3) business days beyond the then-scheduled Expiration Date to enable Parent to evaluate the Superior Proposal prior to any withdrawal or adverse modification by the Company Board of its recommendation of this Agreement or any recommendation by the Company Board of a Superior Proposal.

                  (e) Notwithstanding anything to the contrary herein, any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement; provided that, other than as required by applicable law, such disclosure states that no action will be taken by the Company Board in violation of Section 5.4(d).

                  (f) Except as provided in Article 7, nothing in this Section
5.4 shall permit the Company to terminate this Agreement or affect any other obligations of the Company under this Agreement.

         Section 5.5. Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to Parent's acceptance of Shares for exchange pursuant to the Offer.

         Section 5.6. Access to Information.

                  (a) Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company will provide Parent and its authorized representatives with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company as Parent may reasonably require, and will cause its officers to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent shall make available to the Company, as reasonably requested by the Company, a designated and appropriate officer of Parent to answer questions and make available such information regarding Parent and its subsidiaries as is reasonably requested by the Company, taking into account the nature of the transactions contemplated by this Agreement.

                  (b) Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall furnish to Parent (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with October 2003), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter), an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows. All of such financial statements referred to in the foregoing clauses (i), (ii) and
(iii) shall be prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

                  (c) Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall furnish to the Company (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with November 2003), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter), an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows. All of such financial statements referred to in the foregoing clauses (i), (ii) and
(iii) shall be prepared in accordance with GAAP in conformity with the practices consistently applied by Parent with respect to such financial statements. All the foregoing shall be in accordance with the books and records of Parent and its subsidiaries and shall fairly present Parent's financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by Parent in conformity with its past practices) as of the last day of the period then ended.

                  (d) Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement, dated August 25, 2003, between the Company and Parent, as amended (the "CONFIDENTIALITY AGREEMENT"). Notwithstanding anything herein to the contrary, any party to this Agreement (and their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement
(i) if such disclosure would result in a violation of federal or state securities laws; or (ii) to the extent not related to the tax aspects of the transactions contemplated by this Agreement. Moreover, nothing in this Agreement shall be construed to limit in any way any party's ability to consult any tax advisor regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

         Section 5.7. Certain Filings; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to do the following: (i) cooperate in the preparation and filing of the Offer Materials, the Schedule 14D-9, the Proxy Statement and the S-4 and any amendments thereto; (ii) obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Offer or the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. The Company agrees to use all commercially reasonable efforts to encourage its employees to accept any offers of employment extended by Parent. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

         Section 5.8. Public Announcements. Each of Parent and the Company will consult with the other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable law or by the rules and regulations of, or pursuant to any listing agreement with, the NYSE or the Nasdaq National Market, as determined by Parent or the Company, as the case may be, or (b) following a change, if any, of the Company Board's recommendation of the Merger (solely in accordance with Section 5.4(d)), after which event no such consultation shall be required. Notwithstanding the preceding sentence, the first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent and the Company.

         Section 5.9. Indemnification and Directors' and Officers' Insurance.

                  (a) After the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to), each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (the "INDEMNIFIED PERSONS") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("INDEMNIFIED LIABILITIES"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law. As between Parent, Acquisition and the Company, on the one hand, and any insurer, on the other hand, nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Company an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 5.9 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 5.9 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 5.9 and may specifically enforce its terms. This Section 5.9 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect. Parent shall cause the Certificate of Incorporation and bylaws of the Surviving Company to maintain in effect, for a period of six (6) years after the Effective Time, the current provisions contained in the Certificate of Incorporation and bylaws of Acquisition regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.

                  (b) From and after the Effective Time, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof and any indemnification provisions under the Company's Certificate of Incorporation or bylaws as in effect on the date hereof.

                  (c) For a period of six (6) years after the Effective
Time, Parent will maintain or cause the Surviving Company to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "INSURED PARTIES") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Parent or the Surviving Company be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

                  (d) The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Surviving Company to merge or consolidate with any other person unless the Surviving Company will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 5.9.

         Section 5.10. Notification of Certain Matters. The Company shall provide prompt notice to Parent and Acquisition, and Parent and Acquisition shall provide prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to become untrue or inaccurate and (ii) any failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.11. Affiliates.

                  (a) The Company shall use all commercially reasonable efforts to obtain as soon as practicable from all stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act ("COMPANY AFFILIATES"), after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit B.

                  (b) Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale by Company Affiliates of shares of Parent Common Stock.

         Section 5.12. Employee Stock Option Plans. Parent agrees that upon termination of the Company's 1998 Stock Option Plan, the employees of the Company who become employees of Parent or any of its subsidiaries may participate in Parent's 1999 and 1994 Incentive Stock Option Plans (the "Parent Plans"), subject to the terms and conditions of the Parent Plans, and that service with the Company shall be treated as service with Parent for determining eligibility of the Company's employees under the Parent Plans.

         Section 5.13. Tax-Free Reorganization. Each of Parent and Company shall provide to Gibson, Dunn & Crutcher LLP (or such other counsel that has been selected in accordance with Annex A to render the Parent 368 Opinion (as defined in Annex A)) and Swidler Berlin Shereff Friedman, LLP (or such other counsel that has been selected in accordance with Annex A to render the Company 368 Opinion (as defined in Annex A)) a certificate containing representations reasonably requested by such counsel in connection with rendering the Parent 368 Opinion or Company 368 Opinion, as the case may be. Each of Parent and Company agrees to use commercially reasonable efforts to obtain the Parent 368 Opinion or the Company 368 Opinion, as the case may be, and to cause the conditions relating to the receipt of such opinions that are set forth in Annex A and
Section 6.1(f) to be satisfied.

         Section 5.14. Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall use their respective reasonable best efforts to grant or secure any required consents or approvals and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.

                                    ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 6.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) this Agreement shall have been duly adopted by the requisite vote or written consent of the stockholders of the Company, if and to the extent required by applicable law, in order to consummate the Merger;

                  (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto that prohibits, restrains, enjoins or restricts the consummation of the Merger;

                  (c) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger;

                  (d) the Parent Common Stock shall be listed for trading on the NYSE and the Parent Common Stock to be issued in the Offer and the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options shall have been approved for listing on the NYSE;

                  (e) Parent shall have purchased Shares pursuant to the Offer; and

                  (f) Neither the Parent 368 Opinion nor the Company 368 Opinion shall have been withdrawn and no event shall have occurred that would prevent Parent from relying on the Parent 368 Opinion or the Company from relying on the Company 368 Opinion; provided that this condition may be waived by Parent solely with respect to the Parent 368 Opinion or by the Company solely with respect to the Company 368 Opinion.

                                    ARTICLE 7

                         TERMINATION; AMENDMENT; WAIVER

         Section 7.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

                  (a) by mutual written consent of Parent, Acquisition and the Company;

                  (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto shall have issued a final order, decree or ruling, or taken any other final action, permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; (ii) the Offer shall have expired pursuant to its terms (and not have been extended by Parent in accordance with Section 1.1 hereof) without any Shares being purchased therein, provided, that no party may terminate this Agreement pursuant to this clause
(ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Parent failed to purchase Shares in the Offer; or (iii) the purchase of Shares pursuant to the Offer has not been consummated by four (4) months from the date hereof (the "FINAL DATE"); provided that no party may terminate this Agreement pursuant to this clause (iii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the purchase of Shares pursuant to the Offer or the Effective Time, as applicable, shall not have occurred on or before the Final Date;

                  (c) by the Company if (i) the representations and warranties of Parent contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of Parent contained in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date); provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a breach by Parent or Acquisition of any of its covenants or obligations to be performed under this Agreement having a Material Adverse Effect on Parent or materially and adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and Parent or Acquisition, as the case may be, has not cured such breach (if capable of being cured) within twenty (20) business days after notice by the Company thereof; provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that the Company may not terminate this Agreement pursuant to this clause (iii) if Parent shall have failed to commence the Offer prior to such date due to the material breach of this Agreement by the Company; or (iv) prior to Parent's acceptance of Shares for exchange pursuant to the Offer, the Company receives a Superior Proposal and resolves to accept such Superior Proposal, but only if (A) the Company has acted in accordance with, and has otherwise complied with the terms of, Section 5.4 hereof, including the notice provisions therein and (B) the Company has paid all amounts due to Parent pursuant to Section 7.3; or (v) prior to Parent's acceptance of Shares for exchange pursuant to the Offer, the average of the closing prices for Parent Common Stock on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for any ten (10) consecutive trading days ending not later than two (2) trading days prior to the Expiration Date (giving effect to any extension of the Offer, but not to any subsequent offer pursuant to
Section 1.1) is less than $11.78; provided that such termination right must be exercised within two (2) trading days following the end of such ten (10) consecutive trading day period.

                  (d) by Parent and Acquisition if (i) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company contained in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date); provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a breach by the Company of any of its covenants or obligations to be performed under this Agreement having a Material Adverse Effect on the Company or materially and adversely affecting (or materially delaying) the consummation of the Offer or the Merger, and the Company has not cured such breach (if capable of being cured) within twenty (20) business days after notice by Parent or Acquisition thereof; provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) prior to Parent's acceptance of Shares for exchange pursuant to the Offer, the Company Board or the Special Committee shall have submitted or recommended to the Company's stockholders a Superior Proposal; (iv) prior to Parent's acceptance of Shares for exchange pursuant to the Offer, the Company Board or the Special Committee shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger, fails to include its recommendation of this Agreement and the Merger in the Schedule 14D-9 or fails to reconfirm its recommendation of this Agreement, the Offer and the Merger (including publicly, if requested) within three (3) business days after a reasonable request by Parent for such reconfirmation; (v) prior to Parent's acceptance of Shares for exchange pursuant to the Offer, the Company Board or the Special Committee fails to reject a proposal for a Third Party Acquisition or fails to recommend against a proposal for a Third Party Acquisition in any filing with the SEC made pursuant to Rule 14d-9 or 14e-2 under the Exchange Act within ten (10) days after such proposal is received by or on behalf of the Company or such transaction has been launched, as the case may be; (vi) prior to Parent's acceptance of Shares for exchange pursuant to the Offer, the Company shall have breached its obligations under Section 5.4; (vii) prior to Parent's acceptance of Shares for exchange pursuant to the Offer, either Michael Favish or Scott Dickey shall be in breach of his obligations pursuant to the Exchange Agreement executed by him and attached hereto as Exhibit E (the "EXCHANGE AGREEMENT");
(viii) due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions set forth in Annex A hereto, Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that Parent may not terminate this Agreement pursuant to this clause (viii) if Parent is in material breach of this Agreement; or (ix) prior to Parent's acceptance of Shares for exchange pursuant to the Offer, there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

         Section 7.2. Effect of Termination. Upon the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto, or any of its respective affiliates, directors, officers or stockholders, other than the provisions of this Section 7.2 and Sections 5.6(c) and 7.3, and all of Article 8, except for Section 8.10. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

         Section 7.3. Fees and Expenses.

                  (a) If this Agreement is terminated pursuant to:

                           (i)      Section 7.1(c)(iv), 7.1(d)(iii), 7.1(d)(iv),
7.1(d)(v) or 7.1(d)(vi); or

                           (ii)     Section 7.1(d)(i) or (ii) as a result of a
willful and knowing breach by the Company and, within twelve (12) months thereafter, (A) the Company enters into an agreement with respect to a Company Acquisition or (B) a transaction constituting a Company Acquisition occurs;

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of Seven Hundred Thousand Dollars ($700,000) as liquidated damages immediately upon the occurrence of the event described in this Section 7.3(a) giving rise to such damages (the "TERMINATION FEE"). Except for claims or causes of action based on fraud, in the event that the Termination Fee is paid as required herein, such Termination Fee payment shall be the sole and exclusive remedy with respect to such termination and all matters arising out of or in connection with or in any way related to such termination or matters and neither Parent nor Acquisition nor their stockholders shall be entitled to any further or other rights, claims or remedies It is specifically agreed that the amount to be paid pursuant to this Section 7.3(a) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

                  (b) For purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the aggregate equity interests in the surviving or resulting person of such transaction, (ii) a sale or other disposition by the Company or any material subsidiary of assets representing in excess of twenty-five percent (25%) of the aggregate fair market value of the business of the Company and any material subsidiaries, taken as a whole, immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of capital stock representing in excess of twenty percent (20%) of the voting power of the then outstanding shares of capital stock of the Company.

                  (c) Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 7.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition. This Agreement (including the Disclosure Letter and the Parent Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties hereto.

         Section 7.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (c) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 8

                                  MISCELLANEOUS

         Section 8.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement in accordance with its terms.

         Section 8.2. Entire Agreement; Assignment. This Agreement (including the Disclosure Letter, the Parent Disclosure Letter and the Exhibits and Annex hereto) and the Confidentiality Agreements (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly-owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

         Section 8.3. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

         Section 8.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

        if to Parent or Acquisition:    K2 Inc.
                                        2051 Palomar Airport Road
                                        Carlsbad, California, 92009
                                        Telecopier: (760) 494-1052
                                        Attention: General Counsel

        with a copy to:                 Gibson, Dunn & Crutcher LLP
                                        333 South Grand Avenue
                                        Los Angeles, CA 90071
                                        Telecopier: (213) 229-7520
                                        Attention: Andrew E. Bogen
                                                   Bradford P. Weirick
        if to the Company to:           Fotoball USA, Inc.
                                        6740 Cobra Way
                                        San Diego, California 92121
                                        Telecopier: ____________
                                        Attention:  Chairman and Chief Executive
                                                    Officer

        with a copy to:                 Swidler Berlin Shereff Friedman, LLP
                                        The Chrysler Building
                                        405 Lexington Avenue
                                        New York, NY 10174
                                        Telecopier: (212) 891-9598
                                        Attention:  Charles I. Weissman

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         Section 8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

         Section 8.6. Descriptive Headings; Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless specified otherwise.

         Section 8.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 5.9 and 8.2, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 8.8. Certain Definitions. For the purposes of this Agreement the term:

                  (a) "AFFILIATE" means (except as otherwise provided in Sections 3.20 and 5.11) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

                  (b) "BUSINESS DAY" means any day other than a day on which (i) banks in New York or California are required or authorized by law to be closed or (ii) the NYSE is closed;

                  (c) "CAPITAL STOCK" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

                  (d) "KNOWLEDGE" or "KNOWN" means, with respect to any matter in question, the actual knowledge of such matter of any executive officer of the Company or Parent, as the case may be. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession, including personal files of such individual; or (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

                  (e) "INCLUDE" or "INCLUDING" means "INCLUDE, WITHOUT LIMITATION" or "INCLUDING, WITHOUT LIMITATION," as the case may be, and the language following "INCLUDE" or "INCLUDING" shall not be deemed to set forth an exhaustive list;

                  (f) "LIEN" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "LIEN" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and, with respect to the Company, disclosed in Section 3.13(b) of the Disclosure Letter, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws; and

                  (g) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any Governmental Entity.

         Section 8.9. No Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

         Section 8.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 7.3(a) it shall not be entitled to specific performance to compel the consummation of the Merger.

         Section 8.11. Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 8.12. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         Section 8.13. Waiver of Jury Trial. EACH OF PARENT, ACQUISITION AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                  (Remainder of page intentionally left blank)

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                                     FOTOBALL USA, INC.



                                                     By: /s/ Scott P. Dickey
                                                         -----------------------
                                                     Name: Scott P. Dickey
                                                     Title: President & COO



                                                     K2 INC.



                                                     By: /s/ John J. Rangel
                                                         -----------------------
                                                     Name: John J. Rangel
                                                     Title: SVP & CFO



                                                     BOCA ACQUISITION SUB, INC.



                                                     By: /s/ John J. Rangel
                                                         -----------------------
                                                     Name: John J. Rangel
                                                     Title: SVP & CFO

                                     ANNEX A

                             CONDITIONS TO THE OFFER



         The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "the Agreement" shall be deemed to refer to the attached Agreement.

         Notwithstanding any other provision of the Offer, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (a) the Minimum Condition shall not have been satisfied at the expiration of the Offer,
(b) the S-4 shall not have become effective under the Securities Act prior to the expiration of the Offer or shall be the subject of any stop order or proceedings seeking a stop order at the expiration of the Offer, (c) the shares of Parent Common Stock issuable in exchange for Shares in the Offer shall not have been approved (if such approval is necessary), prior to the expiration of the Offer, for listing on the New York Stock Exchange (subject to official notice of issuance), (d) the Company shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Swidler Berlin Shereff Friedman, LLP (or other nationally recognized tax counsel reasonably acceptable to the Company, which tax counsel shall include Gibson, Dunn & Crutcher LLP) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the "COMPANY 368 OPINION") (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Company 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Company from relying on such Company 368 Opinion; provided that such condition may be waived by the Company in its sole discretion, (f) Parent shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Gibson, Dunn & Crutcher LLP (or other nationally recognized tax counsel reasonably acceptable to Parent, which tax counsel shall include Swidler Berlin Shereff Friedman, LLP) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the "PARENT 368 OPINION") (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Parent 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Parent from relying on such Parent 368 Opinion, (g) either Michael Favish or Scott Dickey shall have breached any of his obligations pursuant to the Exchange Agreement, (h) Parent shall not have received copies of the consents/amendments to agreements identified on Exhibit E to the Agreement or (i) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

                  (i) there shall be any injunction, judgment, ruling, order or decree issued or entered by any Governmental Entity that (A) restrains, enjoins, prevents, prohibits or makes illegal the making of the Offer by Parent, the acceptance for payment, payment for or purchase of some or all of the Shares by Parent or the consummation of the transactions contemplated by the Agreement,
(B) imposes material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of 100% of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company's stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Agreement and approval of the Merger), (C) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, Parent's or any of its affiliates' ownership or operation of all or any portion of the businesses and assets of the Company, or, as a result of the transactions contemplated by the Agreement, of Parent and its subsidiaries, (D) compels Parent or any of its affiliates to dispose of any Shares or, as a result of the transactions contemplated by the Agreement, compels Parent or any of its affiliates to hold separate any portion of the businesses or assets of the Company, or of Parent and its subsidiaries or (E) imposes damages on Parent, the Company or any of their respective affiliates as a result of the transactions contemplated by the Agreements in amounts that are material with respect to such transactions;

                  (ii) there shall be any Law enacted, issued, promulgated, amended or enforced by any Governmental Entity applicable to (A) Parent, the Company or any of their respective affiliates or (B) the transactions contemplated by the Agreement that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (i) above;

                  (iii) (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company or (B) (1) the representations and warranties of the Company set forth in the Agreement that are qualified as to "materiality" or "Material Adverse Effect" shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), provided that Parent or Acquisition has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time or (2) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it; provided that Parent or Acquisition has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time;

                  (iv) the Board of Directors of the Company or the Special Committee shall have withdrawn or modified, in any manner, its approval or recommendation of the Offer or the Merger;

                  (v) there shall have occurred (A) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of twenty-four (24) hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (D) the commencement of a war involving the United States that, in the reasonable judgment of Parent, materially affects Parent, the Company, Parent's ability to consummate the Offer or materially adversely affects securities markets in the United States generally or (E) in the case of any of the situations in clauses (A) through (D) of this paragraph existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                  (vi) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company.

         The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to such conditions or may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent (except as provided in Section 1.1 of the Agreement). The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

         If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.